Exhibit 10.3

CABALETTA BIO, INC.

SECOND AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Amended and Restated Non-Employee Director Compensation Policy of Cabaletta Bio, Inc. (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries. In furtherance of the purpose stated above, all non-employee directors shall be paid compensation for services provided to the Company as set forth below:

Cash Retainers

Annual Retainer for Board Membership: $40,000 for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly in arrears, pro-rated based on the number of actual days served by the director during such calendar quarter.

Additional Retainers for Committee Membership:

Audit Committee Chair: $15,000

Audit Committee member: $7,500

Compensation Committee Chair: $10,000

Compensation Committee member: $5,000

Nominating and Corporate Governance Committee Chair: $8,000

Nominating and Corporate Governance Committee member: $4,000

Science and Technology Committee Chair: $15,000

Science and Technology Committee member: $7,500

Note: Chair and committee member retainers are in addition to retainers for members of the Board of Directors.

Equity Retainers

Initial Award: An initial, one-time stock option award (the “Initial Award”) of 44,000 shares will be granted to each new non-employee director upon his or her election to the Board of Directors, which shall vest in equal quarterly installments over three years from the date of vesting commencement, provided, however, that all vesting shall cease if the director resigns from the Board of Directors or otherwise ceases to serve as a director of the Company. The

Initial Award shall expire ten years from the date of grant, and shall have a per share exercise price equal to the Fair Market Value (as defined in the Company's 2019 Stock Option and Incentive Plan) of the Company's common stock on the date of grant. This Initial Award applies only to non-employee directors who are first elected to the Board of Directors subsequent to the Company's initial public offering.

Annual Award: Commencing in 2021, on each date of the Company's Annual Meeting of Stockholders following the completion of the Company's initial public offering (the “Annual Meeting”), each continuing non-employee member of the Board of Directors, other than a director receiving an Initial Award, will receive an annual stock option award (the “Annual Award”) of 22,000 shares, which shall vest in full upon the earlier to occur of the first anniversary of the date of grant or the date of the next Annual Meeting; provided, however, that all vesting shall cease if the director resigns from the Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting. Such Annual Award shall expire ten years from the date of grant, and shall have a per share exercise price equal to the Fair Market Value (as defined in the Company's 2019 Stock Option and Incentive Plan) of the Company's common stock on the date of grant.

Each Initial Award and Annual Award will become immediately vested and exercisable upon a Sale Event (as defined in the Company's 2019 Stock Option and Incentive Plan).

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board or any Committee.

Adopted October 14, 2019, and effective as of October 24, 2019.

Amended and restated by the Board on December 7, 2021 and July 21, 2023.